Exhibit 10.13

NOTE ISSUANCE AGREEMENT

THIS NOTE ISSUANCE AGREEMENT (this “Agreement”), dated as of December 23, 2005, is made by and between INTERMUNE, INC., a Delaware corporation (together with its permitted successors and assigns, called “InterMune), and TARGANTA THERAPEUTICS CORPORATION, a Delaware corporation (the “Purchaser”).

A. Purchaser and InterMune are parties to that certain Asset Purchase Agreement (defined below) pursuant to which Purchaser is to buy all of InterMune’s right, title, and interest in a certain product commonly referred to as Oritavancin. In consideration thereof, Purchaser is to pay the purchase price in installments as and when set forth in the Asset Purchase Agreement.

B. Purchaser has requested that it be permitted to issue a note in the form attached hereto, the principal amount of which shall change on the date each such installment of the purchase price is payable to InterMune and upon the occurrence of other events. InterMune is willing to accept such note subject to the terms and conditions set forth in this Agreement.

WHEREFORE, for fair and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. Capitalized terms shall have the meanings assigned to them in this Agreement. In addition, as used in this Agreement, the following terms shall have the following meanings:

“Acquisition Documents” means this Agreement, the Collateral Documents, the Acquisition Note, and all other certificates, documents, agreements and instruments delivered to InterMune under or in connection with any of the foregoing.

“Acquisition Installment Payment” means any installments of the purchase price payable by Purchaser for the purchase of the Product as set forth in the Asset Purchase Agreement.

“Acquisition Note” has the meaning set forth in Section 2.01(b).

“Action or Proceeding” means any action, suit, proceeding, arbitration, Order, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before any Governmental or Regulatory Authority.

“Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person. A Person shall be regarded as in control of another Person if it owns or controls, directly or indirectly, (i) in the case of corporate entities at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities in the subject entity entitled to vote in the election of directors and, (ii) in the case of an entity that is not a corporation, at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities or other ownership interests with the power to direct the management and policies of such subject entity or entitled to elect the corresponding management authority, or such other relationship as, in fact, constitutes actual control.

“Agreement” has the meaning set forth in the recitals hereto.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the date hereof, by and between InterMune and Purchaser.

“Business Day” means a day of the year on which commercial banks are not required or authorized by law to close in San Francisco, California.

“Canadian Subsidiary” has the meaning set forth in Section 4.01(m)(ii).

“Certificate of Incorporation” means the certificate of incorporation, as amended and restated from time to time, of Purchaser as on file with the Secretary of State of the State of Delaware.

“Closing Date” has the meaning set forth in Section 3.01.

“Collateral” means the property acquired by Purchaser from InterMune pursuant to the Asset Purchase Agreement and described in the Collateral Documents, and all other property now existing or hereafter acquired that may at any time be or become subject to a Lien in favor of InterMune pursuant to the Collateral Documents securing the payment and performance of the Obligations under the Acquisition Note.

“Collateral Documents” means the Security Agreement, the Patent and Trademark Security Agreement, and any other agreement pursuant to which Purchaser provides a Lien on the Product in favor of InterMune and all filings, documents and agreements made or delivered pursuant thereto.

“Common Stock” has the meaning set forth in Section 4.01(m)(i).

“Compound” has the meaning set forth in the Lilly Agreement.

“Default” means an Event of Default or an event or condition that with notice or lapse of time or both would constitute an Event of Default.

“Disclosure Letter” means the letter, if any, of even date herewith from Purchaser to InterMune setting forth exceptions to, and disclosures with respect to, Article IV (it being understood that for any disclosure set forth in the Disclosure Letter having relevance to more than one of the Sections of Article IV, such item shall also suffice for other Sections of Article IV where the relevance to such other Section is reasonably apparent).

“Dollars” and the sign “$” each means lawful money of the United States.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with (including consent decrees), any governmental agencies or authorities, in each case relating to or imposing liability or standards of conduct concerning public health, safety and environmental protection matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control with Purchaser within the meaning of Section 4001(a)(14) of ERISA and Sections 414(b), (c) and (m) of the Internal Revenue Code.

“Event of Default” has the meaning set forth in Section 6.01.

“FDA” shall mean the United States Food and Drug Administration, or any successor regulatory authority in the United States.

“Fiscal Year” means Purchaser’s fiscal year for financial accounting purposes. The current Fiscal Year of Purchaser will end on December 31, 2005.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, or any supra-national organization, state, county, city or other political subdivision thereof.

“Hazardous Substances” means any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including asbestos, polychlorinated biphenyls (PCBs), petroleum products and byproducts, and any substances defined or listed as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.

“Indebtedness” means, for any Person, (i) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (iv) all reimbursement and other obligations of such Person in respect of letters of credit and bankers acceptances and all net obligations in respect of interest rate swaps, caps, floors and collars, currency swaps, and other similar financial products; (v) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases; and (vi) all indebtedness of another Person of the types referred to in clauses (i) through (v) guaranteed directly or indirectly in any manner by the Person for whom Indebtedness is being determined, or in effect guaranteed directly or indirectly by such Person through an agreement to purchase or acquire such indebtedness, to advance or supply funds for the payment or purchase of such indebtedness or otherwise assure a creditor against loss, or secured by any Lien upon or in property owned by the Person for whom Indebtedness is being determined, whether or not such Person has assumed or become liable for the payment of such indebtedness of such other Person.

“InterMune” has the meaning set forth in the recital of parties to this Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“Investor Convertible Notes” has the meaning set forth in the Asset Purchase Agreement.

“Lien” means any mortgage, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien or other type of preferential arrangement (other than a financing statement filed by a lessor in respect of an operating lease not intended as security).

“Lilly Agreement” has the meaning set forth in the Asset Purchase Agreement.

“Liquidity Event” shall mean (i) each of sections (i), (ii), (iii) and (iv) of the definition of “Liquidation Event” set forth in the Amended and Restated Certificate of Incorporation of Purchaser, as in existence as of the date hereof or (ii) a “Qualified Public Offering” as defined in the Amended and Restated Certificate of Incorporation of Purchaser, as in existence as of the date hereof.

“Material Adverse Effect” means any event, matter, condition or circumstance which (i) has or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or condition (financial or otherwise) of Purchaser and its Subsidiaries taken as a whole; (ii) would materially impair the ability of Purchaser or any other Person (excluding InterMune) to perform or observe its obligations under or in respect of the Acquisition Documents; or (iii) affects the legality, validity, binding effect or enforceability of any of the Acquisition Documents (except for events, matters, conditions or circumstances caused solely by the action or inaction of InterMune) or the perfection or priority of any Lien granted to InterMune under any of the Collateral Documents (other than due to an action or inaction that was solely the fault of InterMune, and not the consequence of some other default or breach of Purchaser under any of the Acquisition Documents).

“Maximum Rate” has the meaning set forth in Section 2.02(b).

“New Equity Shares” means the shares of Preferred Stock of Purchaser issued pursuant to the Preferred Equity Financing.

“Obligations” means the indebtedness, liabilities and other obligations of Purchaser to InterMune under or in connection with the Acquisition Documents, including, without limitation, all principal and accrued interest, if any, on the Acquisition Note, all fees due under this Agreement and all other amounts payable by Purchaser to InterMune under the Acquisition Documents or in connection therewith.

“Ontario Subsidiary” has the meaning set forth in Section 4.01(m)(ii).

“Option Plan” has the meaning set forth in Section 4.01(m)(i).

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Ownership Limitation” means that percent ownership, which shall be set at 19.9%, above which the equity ownership of InterMune in Purchaser (based on the total number of voting shares of Purchaser then issued and outstanding) may not exceed upon conversion (in connection with an equity financing) of any principal amount of the Acquisition Note.

“Patent and Trademark Security Agreement” means a Patent and Trademark Security Agreement between Purchaser and InterMune, in substantially the form of Exhibit C attached hereto and otherwise in form and substance satisfactory to InterMune.

“Permits” has the meaning set forth in Section 4.01(h).

“Permitted Liens” means: (i) Liens in favor of InterMune, (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and that are adequately reserved for in accordance with GAAP or which do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture thereof, (iii) Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens provided for by mandatory provisions of law and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture thereof and (iv) Liens set forth on Section 4.01(j) of the Disclosure Letter.

“Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other entity of whatever nature or any governmental agency or authority.

“Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (including any multiemployer plan) and any employee welfare benefit plan, as defined in Section 3(1) of ERISA (including any plan providing benefits to former employees or their survivors).

“Preferred Equity Financing” means a preferred equity financing of Purchaser occurring following the Closing Date resulting in gross proceeds to Purchaser, Quebec Subsidiary and Ontario Subsidiary, collectively, of at least Ten Million Dollars ($10,000,000), excluding for purposes of calculating such gross proceeds amounts received by Purchaser in connection with the issuance of the Investor Convertible Notes.

“Preferred Stock” has the meaning set forth in Section 4.01(m)(i).

“Product” means any final form pharmaceutical composition or preparation, in any dosage strength or size, containing Compound as an active pharmaceutical ingredient that may, pursuant to applicable laws, be manufactured, marketed and sold upon Regulatory Filings (as defined in the Asset Purchase Agreement) or otherwise, together with all expansions, improvements and modifications thereon, and which, but for the license granted under the Lilly Agreement, the manufacture, use, sale, offer for sale or importation of which would infringe or contribute to the infringement of a Valid Claim (as defined in the Lilly Agreement) under the Licensed Patents (as defined in the Lilly Agreement).

“PSA” has the meaning set forth in Section 4.01(m)(ii).

“Purchaser” has the meaning set forth in the recital of parties to this Agreement.

“Purchaser Securities” has the meaning set forth in Section 4.02.

“Quebec Subsidiary” has the meaning set forth in Section 4.01(m)(ii).

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer or the treasurer of such Person, or any other senior officer of such Person having substantially the same authority and responsibility.

“Securities Act” has the meaning set forth in Section 4.02.

“Security Agreement” means a Security Agreement between Purchaser and InterMune, in substantially the form of Exhibit B attached hereto and otherwise in form and substance satisfactory to InterMune.

“Subsequent Equity Financing” has the meaning set forth in the Acquisition Note.

“Subsidiary” means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof, which in the case of Purchaser shall specifically include the Canadian Subsidiary.

“United States” and “U.S.” each means the United States of America.

“USA” has the meaning set forth in Section 4.01(m)(ii).

SECTION 1.02 Accounting Terms. Unless otherwise defined or the context otherwise requires, all accounting terms not expressly defined herein shall be construed, and all accounting determinations and computations required under this Agreement or any other Acquisition Document shall be made, in accordance with GAAP.

SECTION 1.03 Interpretation. In the Acquisition Documents, except to the extent the context otherwise requires: (i) any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or section thereof, or a schedule or an exhibit thereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears; (ii) the words “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement or any other Acquisition Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears; (iii) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (iv) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation;” (v) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Acquisition Documents; (vi) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to; (vii) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Acquisition Document; and (viii) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

ARTICLE II

THE ACQUISITION NOTE

SECTION 2.01 Acquisition Note.

(a) Issuance of Acquisition Note. So long as no Default or Event of Default has occurred and is continuing, InterMune agrees, on the terms and conditions hereinafter set forth, to accept on the Closing Date the Acquisition Note, representing a loan from InterMune to Purchaser in the amount of the first Acquisition Installment Payment, which amount shall be changed as each additional Acquisition Installment Payment becomes due and payable under the Asset Purchase Agreement.

(b) Acquisition Note. Purchaser shall execute and deliver to InterMune the promissory note in substantially the form of Exhibit A (the “Acquisition Note”) on the Closing Date, as evidence of the obligations of Purchaser to make the Acquisition Installment Payments to InterMune under the Asset Purchase Agreement, such Acquisition Note to be automatically amended to increase or decrease the principal amount outstanding thereunder from time to time to reflect Acquisition Installment Payments under the Asset Purchase Agreement and conversions of principal into New Equity Shares upon the occurrence of the Preferred Equity Financing or thereafter (subject to the Ownership Limitation).

(c) Effect of Event of Default. Upon the occurrence of an Event of Default prior to the occurrence of the First Milestone (as defined in the Asset Purchase Agreement) or the Second Milestone (as defined in the Asset Purchase Agreement), only the portion of the principal amount of the Acquisition Note that is then outstanding (that is, without taking into account the Acquisition Installment Payments that would become due on the occurrence of the First Milestone or Second Milestone, as the case may be) shall become due and payable, as set forth in Article 6 hereof. Notwithstanding the occurrence of an Event of Default, Purchaser shall be obligated to make the Acquisition Installment Payments upon the First Milestone or Second Milestone, as applicable, to the extent such payments have not yet been made.

(d) Conversion of Acquisition Note. The Acquisition Note shall be converted into shares of Purchaser’s capital stock in connection with a Preferred Equity Financing or Subsequent Equity Financing, as the case may be, in accordance with the terms and conditions set forth in Section 9 of such Acquisition Note. Upon the closing of any Equity Financing (as defined in the Acquisition Note) pursuant to which any portion of the principal amount of the Acquisition Note is converted into preferred stock of the Purchaser, InterMune shall be a party to any purchase agreement entered in connection with such Equity Financing and Purchaser’s counsel shall include InterMune as an addressee in the opinion delivered to the other investors in such Equity Financing. So long as Purchaser may be required, under the Asset Purchase Agreement, to make Acquisition Installment Payments, the Acquisition Note shall remain outstanding, notwithstanding all amounts owing under the Acquisition Note having been converted into shares of Purchaser’s capital stock in accordance with Section 9 of the Acquisition Note. As provided in Section 9 of the Acquisition Note, if Purchaser, prior to the maturity date of the Acquisition Note, completes the Preferred Equity Financing or a Subsequent Equity Financing, the maximum amount of principal under the Acquisition Note as may, subject to the Ownership Limitation, be converted into New Equity Shares or Subsequent Equity Shares, as the case may be, shall automatically be converted into such equity securities. In the event that InterMune’s equity ownership in Purchaser inadvertently exceeds the Ownership Limitation, including without limitation as a result of repurchases or redemptions of equity securities by Purchaser, then (i) that number of equity securities resulting in InterMune’s equity ownership exceeding the Ownership Limitation shall be automatically be cancelled (the “Violating Shares”) and (ii) the principal amount of the Acquisition Note shall automatically be increased by an amount equal to the product of (x) the number of Violating Shares and (y) the Per Share Price (as defined in the Acquisition Note) at which such Violating Shares were originally issued upon conversion thereunder.

(e) Treatment in Connection with a Liquidity Event. Absent acceleration after an Event of Default, at any time, if there shall be a Liquidity Event, then the balance outstanding under the Acquisition Note as of the closing of the Liquidity Event shall be (i) automatically converted into the most recently issued series of preferred stock of Purchaser at the conversion price such shares were originally sold to unrelated third parties, subject to the Ownership Limitation, (ii) due and payable in cash or (iii) assumed by the successor entity in connection with such Liquidity Event, as more fully set forth in Section 10 of the Acquisition Note.

SECTION 2.02 Interest.

(a) No Interest Payments Absent Acceleration. Except as set forth in this Section 2.02, no interest shall accrue and no interest payments shall be due under the Acquisition Note.

(b) Default Rate of Interest. In the event of an Event of Default, which Event of Default shall not have been cured in the applicable cure period, if any, from the date of the Event of Default until such Event of Default has been cured or, if such Event of Default cannot be cured, until all Obligations have been paid in full, Purchaser shall pay interest on the unpaid principal of the Acquisition Note at a rate per annum equal at all times to the lesser of (i) 8%, and (ii) the highest lawful rate. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other Acquisition Document, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by InterMune in connection with this Agreement under applicable law (the “Maximum Rate”), Purchaser shall not be obligated to pay, and InterMune shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

(c) Computations. All computations of interest hereunder shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which any such interest is payable.

SECTION 2.03 General Provisions Regarding Payments.

(a) Unconditional Obligation. Purchaser shall make each payment under this Agreement, the Acquisition Note and each payment on account of the purchase price of the Purchased Assets under the Asset Purchase Agreement, unconditionally in full without set-off, counterclaim or, to the extent permitted by applicable law, other defense (except to the extent otherwise permitted by the Asset Purchase Agreement). Each payment shall be made not later than 11:00 a.m. (San Francisco time) on the day when due to InterMune in Dollars and in same day funds, or such other funds as shall be separately agreed upon by Purchaser and InterMune, in accordance with InterMune’s payment instructions.

(b) Extension. Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day, then, except as otherwise provided herein, such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

SECTION 2.04 No Prepayments of the Acquisition Note. Purchaser may not pre-pay all or any portion of the Acquisition Note.

SECTION 2.05 Waiver of Presentment, Etc. Unless otherwise expressly provided herein, Purchaser waives presentment, and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate the payment Obligations and notice of acceleration of the payment Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on Purchaser that InterMune may elect to give shall entitle Purchaser to any or further notice or demand in the same, similar or other circumstances.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01 Conditions Precedent to InterMune’s Obligations at Closing. InterMune shall have no obligation to accept the Acquisition Note until the date (the “Closing Date”) when each of the following conditions precedent has been satisfied or waived:

(a) Acquisition Documents. InterMune shall have received duly executed originals or counterpart signature pages of the following Acquisition Documents:

(i) this Agreement;

(ii) the Acquisition Note in the form of Exhibit A attached hereto;

(iii) the Security Agreement in the form of Exhibit B attached hereto; and

(iv) a Patent and Trademark Security Agreement in the form of Exhibit C attached hereto.

(b) Asset Purchase Agreement. InterMune shall have received a duly executed original or counterpart signature page of the Asset Purchase Agreement and all conditions precedent to the effectiveness of the Asset Purchase Agreement shall have been satisfied or waived in writing by the “Seller” thereunder.

(c) Documents and Actions Relating to Collateral. InterMune shall have received, in form and substance satisfactory to it, results of such Lien searches as it shall reasonably request, and evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, that shall be necessary to create, in favor of InterMune, a perfected first priority Lien on the Collateral. InterMune shall have received executed versions of the Collateral Documents sufficient to enable it to file all UCC-1 financing statements and other documents necessary to protect its liens in the Collateral.

(d) Representations and Warranties; No Event of Default. On the date of issuance of the Acquisition Note, both before and after giving effect thereto: the representations and warranties contained in Section 4.01 shall be true, correct and complete in all material respects on and as of the date of such Acquisition Note; and (ii) no Event of Default shall have occurred and be continuing or shall result from the issuance of such Acquisition Note.

(e) Additional Closing Documents. InterMune shall have received the following, in form and substance satisfactory to it:

(i) a copy of the Disclosure Letter, if any, which shall be in form and substance reasonably satisfactory to InterMune;

(ii) evidence that all (A) authorizations or approvals of any governmental agency or authority, and (B) approvals or consents of any other Person, required in connection with the execution, delivery and performance of the Acquisition Documents shall have been obtained;

(iii) a certificate of the Secretary or other appropriate officer of Purchaser, dated the Closing Date, certifying (A) copies of the articles or certificate of incorporation, and bylaws, of Purchaser and the resolutions and other actions taken or adopted by Purchaser authorizing the execution, delivery and performance of the Acquisition Documents, and (B) the incumbency, authority and signatures of each officer of Purchaser authorized to execute and deliver the Acquisition Documents and act with respect thereto; and

(iv) a certificate in the form of Exhibit D signed by a Responsible Officer of Purchaser stating that no Event of Default has occurred and is continuing and that the representations and warranties in Section 4.01 of this Agreement are and remain true and correct in all material respects.

SECTION 3.02 Conditions Precedent to Increases in Acquisition Note after the Closing Date. The obligation of InterMune to accept Acquisition Installment Payments in the form of increases in the principal amount of the Acquisition Note shall be subject to the satisfaction of each of the following conditions precedent:

(a) Representations and Warranties; No Default. On the date of such increase in the principal amount of the Acquisition Note, both before and after giving effect thereto: (i) the representations and warranties contained in Sections 4.01(e), (f) and (g) shall be true, correct and complete in all material respects on and as of the date of such increase in the principal amount of the Acquisition Note; and (ii) no Event of Default shall have occurred and be continuing or shall result from the increase in the principal amount of the Acquisition Note. For purposes of this Section 3.02(a), clause (i) shall take into account any amendments to the Disclosure Letter and other disclosures made in writing by Purchaser to InterMune and reasonably approved in writing by InterMune.

(b) Officer’s Certificate. InterMune shall have received, in form and substance satisfactory to it a certificate in the form of Exhibit D signed by a Responsible Officer of Purchaser stating that no Event of Default has occurred and is continuing and that the representations and warranties in Section 4.01 of this Agreement are and remain true and correct.

For the avoidance of doubt, if Purchaser is unable to satisfy any of the above conditions precedent on the date such Acquisition Installment Payment is due and payable, unless such condition is waived by InterMune, Purchaser shall be required to pay to InterMune the Acquisition Installment Payment in cash.

SECTION 3.03 Conditions Precedent to Purchaser’s Obligations at Closing.

(a) Asset Purchase Agreement. Purchaser shall have received a duly executed original or counterpart signature page of the Asset Purchase Agreement and all conditions precedent to the effectiveness of the Asset Purchase Agreement and all conditions precedent to the effectiveness of the Asset Purchase Agreement shall have been satisfied or waived in writing by “Buyer” thereunder.

(b) Note Issuance Agreement. Purchaser shall have received a duly executed original or counterpart signature page to this Agreement.

(c) Collateral Documents. Purchaser shall have received a duly executed original or counterpart signature page to each of (i) the Security Agreement in the form attached hereto as Exhibit B; and (ii) the Patent and Trademark Security Agreement in the form attached hereto as Exhibit C.

(d) Representations and Warranties. On the date of issuance of the Acquisition Note, both before and after giving effect thereto, the representations and warranties contained in Section 4.02 shall be true, correct and complete on and as of such date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of Purchaser. Purchaser represents and warrants to InterMune on and as of the Closing Date that, except as set forth in the Disclosure Letter:

(a) Organization and Powers. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to (i) conduct its business in the manner in which it is currently being conducted and as it is planned to be conducted, (ii) own and use its assets in the manner in which its assets are currently owned and used and (iii) execute, deliver and perform its obligations under the Acquisition Documents. Purchaser is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing would result in a Material Adverse Effect.

(b) Authorization; No Conflict. The execution, delivery and performance by Purchaser of each of the Acquisition Documents have been duly authorized by all necessary corporate action of Purchaser and do not and will not (i) contravene, conflict with or result in a violation or breach of, or constitute a default under any (A) law, rule, regulation, order, judgment, decree or the like to which Purchaser or any of the assets owned or used by Purchaser is subject, (B) any of the provisions of Purchaser’s organizational documents or any resolution adopted by Purchaser’s Board of Directors (or any committee thereof) or stockholders or (C) any material agreement or other instrument or arrangement to which Purchaser or its properties is subject or (ii) except as contemplated by this Agreement, result in, or require, the creation or imposition of any Lien other than a Permitted Lien upon or with respect to any of the Collateral.

(c) Binding Obligation. The Acquisition Documents constitute, or when delivered under this Agreement will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) Consents. No authorization, consent, approval, license, exemption of, or filing or registration with, any Governmental or Regulatory Authority, or approval or consent of any other Person, is required for or in connection with the due execution, delivery or performance by Purchaser of any of the Acquisition Documents.

(e) No Defaults. Neither Purchaser nor any of its Subsidiaries is in default under any material contract, lease, agreement, judgment, decree or order to which it is a party or by which it or its properties may be bound.

(f) Litigation. There are no pending Actions or Proceedings or, to the best of Purchaser’s knowledge, threatened against or affecting Purchaser or any of its Subsidiaries or the properties of Purchaser or any of its Subsidiaries before any governmental agency or authority or arbitrator that if determined adversely to Purchaser or any such Subsidiary would result in a Material Adverse Effect.

(g) Liabilities. Other than liabilities in connection with Permitted Liens, neither Purchaser nor any of its Subsidiaries has any material Indebtedness or liabilities, fixed or contingent, in excess of $500,000, other than liabilities incurred in the ordinary course of business that do not, in the aggregate, exceed $100,000 during any fiscal year.

(h) Other Rights. Purchaser and its Subsidiaries possess all permits, franchises, and governmental licenses (the “Permits”), free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of its business and none of Purchaser or its Subsidiaries is in violation of any of the foregoing, except where the failure to have any such Permits or the violation of such Permit would not result in a Material Adverse Effect.

(i) Insurance. The properties of Purchaser and its Subsidiaries are insured, with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as, in the good faith belief of Purchaser, are customarily appropriate for companies engaged in similar businesses and owning similar properties in the localities where Purchaser or such Subsidiary operates.

(j) Liens. Assuming that the representations and warranties of “Seller” under the Asset Purchase Agreement are true and correct, there is no Lien upon or with respect to any of the Collateral, except for Permitted Liens.

(k) Subsidiaries. Each of Purchaser’s Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to (i) conduct its business in the manner in which it is currently being conducted and as it is planned to be conducted and (ii) own and use its assets in the manner in which its assets are currently owned and used. Each of Purchaser’s Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of the business conducted by it, or its ownership or leasing of property, or its employment of employees or consultants therein, makes such qualification necessary and where any statutory fines or penalties, or any corporate disability imposed for this failure to qualify, would have a Material Adverse Effect. True and accurate copies of each of Purchaser’s subsidiaries’ charter documents, each as amended and in effect at the Closing, have been made available to InterMune.

(l) Valid Issuance. The New Equity Shares or Subsequent Equity Shares, as applicable issuable upon conversion of the Acquisition Note, if and when issued and delivered in accordance with the terms of the Acquisition Note and this Agreement, will be duly and validly issued, fully paid, non-assessable and free of liens and encumbrances and, based in part upon the representations of InterMune in this Agreement, will be issued in compliance with all applicable federal and state securities laws. The shares of Common Stock issuable upon conversion of the

New Equity Shares and Subsequent Equity Shares, as applicable, if and when issued, will be duly and validly issued, fully paid, non-assessable and free of liens and encumbrances and, based in part upon the representations of InterMune in this Agreement and the Acquisition Note, as applicable, will be issued in compliance with all applicable federal and state securities laws.

(m) Capitalization. Immediately following the restructuring (including the exchange of certain Class B Exchangeable Shares by investors in the Québec Subsidiary (as hereinafter defined) for shares of Series B Preferred Stock of the Purchaser) and the implementation of the exchangeable share structure:

(i) The authorized capital stock of Purchaser consists of 65,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), none of which are issued and outstanding, and 125,000,000 shares of Preferred Stock (the “Preferred Stock”), par value $0.0001 per share, 2,500,000 of which are designated Series A Preferred Stock, none of which are issued and outstanding, 50,000,000 of which are designated Series B Preferred Stock, 3,205,128 of which are issued and outstanding, 2,500,000 of which are designated Series A Special Voting Stock, 2,346,632 of which are issued and outstanding, 30,000,000 of which are designated as Series B Special Voting Stock, 7,051,280 of which are issued and outstanding and 40,000,000 of which are designated as Common Special Voting Stock, 3,035,749 of which are issued and outstanding. Each share of Series A Preferred Stock and Series B Preferred Stock is convertible into one share of Common Stock. Under Purchaser’s 2005 Stock Option Plan (the “Option Plan”), Purchaser has reserved an aggregate of 2,860,884 shares (plus up to an additional 2,127,116 shares that may be added to the Option Plan upon forfeiture of outstanding options issued under the stock option plan of the Québec Subsidiary) of Common Stock for issuance to employees and consultants pursuant to the Option Plan. Under the Option Plan, (A) no shares have been issued and are reflected in the currently outstanding Common Stock, (B) no options to purchase shares are presently outstanding and (C) 2,872,884 shares (plus up to an additional 2,139,116 shares that may be added to the Option Plan upon forfeiture of outstanding options issued under the stock option plan of the Québec Subsidiary) remain available for future grant. All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no other outstanding rights, options, warrants, preemptive rights, rights of first refusal, or similar rights for the purchase or acquisition from Purchaser of any securities of Purchaser nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first refusal. Except as otherwise provided in the Certificate of Incorporation, there are no outstanding rights or obligations of Purchaser to repurchase or redeem any of its securities. The respective rights, preferences, privileges, and restrictions of the Preferred Stock and the Common Stock are as stated in the Certificate of Incorporation. All outstanding securities have been issued in compliance with state and federal securities laws.

(ii) The authorized capital stock of Targanta Therapeutics Inc., a corporation organized under the Canada Business Corporations Act (the “Québec Subsidiary”) consists of an unlimited number of common exchangeable shares, 3,035,749 of which are issued and outstanding, an unlimited number of Class A preferred exchangeable shares, 2,346,632 of which are issued and outstanding, an unlimited number of Class B exchangeable preferred shares, 7,051,280 of which are issued and outstanding, and an unlimited number of new common shares, 1,000 of which is issued and outstanding. All issued and outstanding shares of the Québec Subsidiary’s capital stock have been duly authorized and validly issued and are fully paid and non-assessable. All outstanding securities of the Québec Subsidiary have been issued in compliance with applicable Canadian securities laws. The respective rights, preferences, privileges, and restrictions of the capital stock of the Québec Subsidiary are as set forth in the Québec Subsidiary’s Articles of Incorporation, as amended through the date hereof. Each Class A exchangeable preferred share and Class B exchangeable preferred share of the Québec Subsidiary is convertible into one common exchangeable share. There are no other outstanding rights, options, warrants, preemptive rights, rights of first refusal, or similar rights for the purchase or acquisition from Québec Subsidiary of any securities of Québec Subsidiary nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first refusal. Except as otherwise provided in (A) the Articles of Incorporation of the Quebec Subsidiary, as amended as of the date hereof, (B) the Unanimous Shareholders Agreement by and among the Purchaser, the Québec Subsidiary, Targanta Therapeutics (Ontario) Inc., a corporation organized under the Canada Business Corporations Act (the “Ontario Subsidiary”) and all of the shareholders of such entities, dated on or around the date hereof (the “USA”) and (C) the Principal Shareholders Agreement by and among the Purchaser, the Québec Subsidiary, the Ontario Subsidiary and the shareholders of such entity party thereto, dated on or around the date hereof (the “PSA”), there are no outstanding rights or obligations of the Quebec Subsidiary to repurchase or redeem any of its securities.

(iii) The authorized capital stock of the Ontario Subsidiary consists of an unlimited number of common shares, 1,000 of which is issued and outstanding, an unlimited number of Class B exchangeable preferred shares, none of which are issued and outstanding, and an unlimited number of common exchangeable shares, none of which are issued and outstanding. All issued and outstanding shares of the Ontario Subsidiary’s capital stock have been duly authorized and validly issued and are fully paid and non-assessable. All outstanding securities of the Ontario Subsidiary have been issued in compliance with applicable Canadian securities laws. All of the rights, privileges and preferences of the capital stock of the Ontario Subsidiary are as set forth in the Ontario Subsidiary’s Articles of Incorporation, as amended through the date hereof. Each Class B exchangeable preferred share of the Ontario Subsidiary is convertible into one common exchangeable share. There are no other outstanding rights, options, warrants, preemptive rights, rights of first refusal, or similar rights for the purchase or acquisition from Ontario Subsidiary of any securities of Ontario Subsidiary nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first refusal. Except as otherwise provided in (A) the Articles of Incorporation of the Ontario Subsidiary, (B) the USA and (C) the PSA, there are no outstanding rights or obligations of the Ontario Subsidiary to repurchase or redeem any of its securities.

SECTION 4.02 Representations and Warranties of InterMune. InterMune represents and warrants to Purchaser on and as of the Closing Date that:

(a) Securities Laws. InterMune (i) will acquire the Acquisition Note and the equity securities issuable upon conversion of the Acquisition Note (the “Purchaser Securities”) for its own account for investment and not with a view to any resale or other distribution of Purchaser Securities in a transaction constituting a public offering or otherwise requiring registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or in a transaction that would result in noncompliance with applicable state securities laws; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and the risks of its acquisition of Purchaser Securities and credit extensions to Purchaser; (iii) is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act; and (iv) understands that neither the Acquisition Note nor the Purchaser Securities have not been, and will not be, registered under the Securities Act or any state securities laws and therefore will not transfer the Acquisition Note or the Purchaser Securities other than as permitted by a valid exemption to the registration requirements of the Securities Act of 1933, as amended or other applicable securities laws.

(b) Transfer Restrictions. InterMune will not transfer the Acquisition Note unless the transferee enters into a written agreement in form and substance acceptable to the Purchaser pursuant to which the transferee agrees to be bound by all of the provisions of the Acquisition Note and this Agreement; provided that, InterMune shall not transfer the Acquisition Note to an entity engaging in drug discovery or drug development (an “Industry Transferee”) without the prior written consent of Purchaser, such consent not to be unreasonably withheld; provided further, that the transfer of the Acquisition Note to an entity engaged primarily in investment and investment-related activities, including a direct or indirect affiliate or subsidiary of an Industry Transferee that has separate operations from the Industry Transferee, shall not require the prior written consent of Purchaser.

ARTICLE V

COVENANTS

SECTION 5.01 Reporting Covenants. So long as any of the Obligations shall remain unpaid or outstanding or Purchaser may be required, under the Asset Purchase Agreement, to make Acquisition Installment Payments, Purchaser agrees that:

(a) Books and Records. Purchaser shall maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP applied consistently with the audited financial statements required to be delivered pursuant to Section 5.02. Purchaser shall, by means of appropriate entries, reflect in such accounts and in all financial statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP. Purchaser shall maintain at all times books and records pertaining to its assets and to the Collateral in such detail, form and scope as InterMune shall reasonably request in writing, including, but not limited to, records of all dealings affecting the Products and/or the Collateral.

(b) Financial Statements and Other Reports. Purchaser shall promptly furnish to InterMune the following, financial information:

(i) Quarterly Reports. As soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter, Purchaser will furnish to InterMune consolidated and consolidating unaudited balance sheets of Purchaser and its consolidated Subsidiaries as at the end of such quarter, and consolidated and consolidating unaudited income statements and cash flow statements for Purchaser and its consolidated Subsidiaries for such quarter and for the period from the beginning of the

Fiscal Year to the end of such quarter, all in reasonable detail, fairly presenting the financial position and results of operations of Purchaser and its consolidated Subsidiaries as of the date thereof and for such periods, and prepared in accordance with GAAP (other than the exclusion of footnotes not ordinarily included in interim period financial statements) applied consistently with the audited financial statements required to be delivered pursuant to Section 5.02(b)(ii). Purchaser shall certify by a certificate signed by its Responsible Officer that all such statements have been prepared in accordance with GAAP (other than the exclusion of footnotes not ordinarily included in interim period financial statements) and present fairly Purchaser’s financial position as at the dates thereof and its results of operations for the periods then ended, subject to normal year-end adjustments.

(ii) Annual Reports. As soon as available, but in any event not later than one hundred and twenty (120) days after the close of each Fiscal Year, Purchaser will furnish to InterMune consolidated audited balance sheets, and income statements, cash flow statements and changes in stockholders’ equity for Purchaser and its Subsidiaries for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of Purchaser and its consolidated Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP. Such statements shall be examined in accordance with generally accepted auditing standards by and, accompanied by a report thereon of independent certified public accountants of recognized standing selected by Purchaser.

(c) Additional Information. Purchaser will furnish to InterMune:

(i) promptly, and in no event more than ten (10) days, after Purchaser has knowledge or becomes aware thereof, notice of the occurrence of any Default;

(ii) prompt, and in no event more than ten (10) days, written notice of all actions, suits and proceedings before any governmental agency or authority or arbitrator pending, or to the best of Purchaser’s knowledge, threatened against or affecting Purchaser or any of its Subsidiaries, including any actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the best of Purchaser’s knowledge, threatened against or affecting Purchaser or any of its Subsidiaries, or with respect to the ownership, use, maintenance and operation of their respective properties, or with respect to the Product, or relating to FDA or other regulatory matters or relating to Environmental Laws or Hazardous Substances, that (A) involve an aggregate liability of $100,000 or more, or (B) otherwise could reasonably be expected to have a Material Adverse Effect;

(iii) prompt, and in no event more than ten (10) days, written notice of any other condition or event that has resulted, or that could reasonably be expected to result, in a Material Adverse Effect;

(iv) promptly, and in no event more than ten (10) days, after the same are released, copies of all press releases;

(v) promptly, and in no event more than ten (10) days, after the giving, sending or filing thereof, copies of all reports and financial information, if any, that Purchaser or any of its Subsidiaries sends to the holders of its respective capital stock or other securities, and the holders, if any, of any other Indebtedness; and

(vi) such other information respecting the operations, properties, business or condition (financial or otherwise) of Purchaser or its Subsidiaries (including with respect to the Collateral) as InterMune may from time to time reasonably request.

Each notice pursuant to clauses (i) through (iii) of this subsection (c) shall be accompanied by a written statement by a Responsible Officer of Purchaser setting forth details of the occurrence referred to therein.

SECTION 5.02 Affirmative Covenants. So long as any of the Obligations shall remain unpaid or outstanding or Purchaser may be required, under the Asset Purchase Agreement, to make Acquisition Installment Payments, Purchaser agrees that:

(a) Preservation of Existence, Etc.

(i) Purchaser will, and will cause each of its Subsidiaries to, maintain and preserve its corporate existence.

(ii) Purchaser will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to maintain and preserve its rights to transact business and all other rights, Permits and privileges necessary in the normal course of its business and operations and the ownership of its properties, except in connection with any transactions expressly permitted by this Agreement, or where the failure to so maintain or preserve such rights, Permits and privileges would not result in a Material Adverse Effect. Notwithstanding the foregoing, this covenant will not be breached by the fact that Purchaser has not yet obtained a license to sell pharmaceutical products in California (or any jurisdiction where the same may be necessary or desirable) so long as Purchaser uses its best efforts to diligently obtain such license or licenses, and the lack of the same does not cause a Material Adverse Effect.

(b) Payment of Taxes, Etc. Purchaser will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to pay and discharge all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of Purchaser or any Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP.

(c) Maintenance of Insurance. Purchaser will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies, insurance in such amounts, with such deductibles and covering such risks as, in the good faith belief of Purchaser, is customarily appropriate for companies engaged in similar businesses and owning similar properties in the localities where Purchaser or such Subsidiary operates. Insurance on the Collateral shall name InterMune as an additional insured and as a loss payee. Upon the request of InterMune, Purchaser shall furnish InterMune from time to time with full information as to the insurance carried by it and, if so reasonably requested, copies of all such insurance policies. Purchaser shall also furnish to InterMune, from time to time upon its reasonable request, a certificate of Purchaser’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to Purchaser’s insurance have been paid and that such policies are in full force and effect.

(d) Inspection Rights. Purchaser will, at any reasonable time and from time to time upon reasonable notice, during normal business hours and subject to Purchaser’s reasonable security measures, permit InterMune or any of its agents or representatives to visit and inspect any of the properties of Purchaser and its Subsidiaries and to examine the records and books of account of Purchaser and its Subsidiaries, and to discuss the business affairs, finances and accounts of Purchaser and any such Subsidiary with any of the officers, employees or accountants of Purchaser or such Subsidiary; provided that InterMune and its agents and representatives shall hold confidential all such information related to Purchaser, any Subsidiary, the Product or any other matters related thereto (other than as is required of InterMune for the preparation of its financial statements in accordance with GAAP or as is required pursuant to securities laws applicable to InterMune).

(e) Compliance with Laws, Etc. Purchaser will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental agency or authority, including all Environmental Laws and ERISA, and the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound. Purchaser will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals of any governmental agency or authority necessary in connection with the execution, delivery and performance of the Acquisition Documents, the consummation of the transactions therein contemplated or the operation and conduct of its business and ownership of its properties.

(f) Protection of Collateral. Purchaser shall comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the Collateral. Purchaser shall not surrender or lose possession of (other than (i) to InterMune, (ii) related to sales or other dispositions of inventory in the ordinary course of business or (iii) by transfer of the custody thereof in the ordinary course of business to a third party contracted by Purchaser to store any portion of the Collateral), sell, lease, rent, or otherwise dispose of or transfer any of the Collateral or any right or interest therein, except as otherwise permitted by this Agreement.

(g) Affiliate Security Agreement. In the event Purchaser transfers any of the assets or rights relating to or constituting the Products or any Collateral to any Affiliate of Purchaser (subject to the terms and conditions of this Agreement), then within two Business

Days of such transfer, Purchaser shall cause to be delivered to InterMune a security agreement (relating to the Collateral transferred to such Affiliate) and a guaranty of the Obligations duly executed by such Affiliate and otherwise in form and substance satisfactory to InterMune and shall cause such Affiliate to have executed and filed any UCC-1 financing statements furnished by InterMune in each jurisdiction in which such filing is necessary to perfect the security interest of InterMune in the Collateral of such Affiliate and in which InterMune requests that such filing be made. Additionally, Purchaser and such Affiliate shall have executed and delivered to InterMune such other items as reasonably requested by InterMune in connection with the foregoing, including resolutions, search reports and other certificates and documents.

(h) Further Assurances and Additional Acts. Purchaser will execute, acknowledge and deliver, all such further agreements, instruments, certificates, documents and assurances and perform such acts as InterMune shall reasonably deem necessary or appropriate to effectuate the purposes of this Agreement or the Collateral Documents.

(i) Composition of Board of Directors. Purchaser shall cause the Board of Directors of Purchaser to include one member designated by InterMune.

(j) Preferred Equity Financing. Purchaser shall cause the closing of the Preferred Equity Financing to occur no later than one hundred and twenty (120) days following achievement of the First Milestone by Purchaser (the “Cut Off Date”); provided that if, at the Cut Off Date, the Purchaser is in good faith negotiations with a lead investor regarding the terms of a Preferred Equity Financing but Purchaser is not yet ready to close such Preferred Equity Financing, Purchaser shall cause the closing of such Preferred Equity Financing to occur as soon as practicable following the Cut Off Date, but in any event no longer than sixty (60) days following the Cut Off Date.

(k) Additional Security Documents. As promptly as practicable after the Closing Date, and in no event more than thirty (30) days after the Closing Date, Purchaser will cause each of the Ontario Subsidiary and the Quebec Subsidiary to (i) enter into, execute and deliver a guarantee of the Obligations, and a security agreement or hypothec, as applicable, pursuant to which each of them shall, as security for the payment and performance of the Obligations, pledge, assign, transfer, hypothecate and grant a first priority security interest and lien in all of such entity’s right, title and interest in, to and under the Collateral (as defined in the Security Agreement) and (ii) take any and all other actions reasonably requested by InterMune for the attachment, perfection and priority of and the ability of InterMune to enforce InterMune’s security interest in any and all of the Collateral.

SECTION 5.03 Negative Covenants. Until the Closing of the Preferred Equity Financing, Purchaser agrees that:

(a) Indebtedness. Purchaser will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise become liable for or suffer to exist any Indebtedness, whether secured or unsecured, other than:

(i) Indebtedness of Purchaser to InterMune hereunder;

(ii) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of Purchaser’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(iii) Indebtedness directly related to the acquisition by Purchaser of a product or product line, provided that such Indebtedness is owed to the seller of such product or product line or to a Person financing the acquisition of the same, but only to the extent the portion of the purchase price for the assets thus acquired is financed by Indebtedness; and if such Indebtedness is secured, then such Indebtedness shall be secured solely by the assets for which the acquisition financing was provided;

(iv) Indebtedness consisting of a refinancing of the Indebtedness permitted in subsection (iii) above or subsection (vi) below, provided that the principal amount of such Indebtedness that is being refinanced does not increase;

(v) Indebtedness for capital leases as determined in accordance with GAAP not to exceed that amount allocated for capital leases in the annual budget of Purchaser, which shall have been approved by the Board of Directors of Purchaser;

(vi) Indebtedness under the loan by Investissement Quebec in an amount no greater than Eight Million Canadian Dollars (CDN $8,000,000);

(vii) Indebtedness evidenced by the Investor Convertible Notes not to exceed the sum of approximately (A) One Million Seven Hundred Forty-Seven Thousand Eight Hundred Forty-One Canadian Dollars (CDN $1,747,841) and (B) Ten Million Three Hundred Thousand United States Dollars ($10,300,000);

(viii) Indebtedness issued pursuant to the Additional Offering (as defined in the USA); and

(ix) Indebtedness that, by its terms, is expressly subordinated to the prior payment of the Obligations under the Acquisition Note.

(b) Change in Nature of Business. Purchaser will not, and will not permit any of its Subsidiaries to, engage in any material line of business substantially different from the biopharmaceutical business.

(c) Restrictions on Fundamental Changes. Purchaser will not, and will not permit any of its Subsidiaries to,

(i) consummate any acquisition of any Person by means of merger or other form of corporate reorganization in which outstanding shares of such Person are exchanged for securities or other consideration issued, or caused to be issued, by Purchaser or any of its Subsidiaries, or consummate a purchase of substantially all of any Person’s assets unless (A) Purchaser is the surviving entity, and (B) both immediately before and after such merger, reorganization or acquisition, no Event of Default shall have occurred or be caused by virtue thereof;

(ii) sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets without the consent of InterMune, such consent not to be unreasonably withheld;

provided that, Purchaser shall not be bound by this section if Purchaser has not achieved the First Milestone prior to December 31, 2006.

(d) Sales of Collateral. Purchaser will not, and will not permit any of its Subsidiaries to, sell, lease, transfer, license, or otherwise dispose of, or part with control of (whether in one transaction or a series of transactions) any Collateral, except: (i) sales or other dispositions of inventory in the ordinary course of business or as permitted by Section 5.02(f), (ii) sales of Collateral that, in the aggregate, do not exceed $500,000 or (iii) with the consent of InterMune; provided, that no such consent shall be required in connection with a Liquidity Event of the Purchaser that results in the Acquisition Note being treated in the manner set forth in Section 2.01(e) hereof.

(e) Distributions.

(i) Purchaser will not declare or pay any dividends in respect of its capital stock, or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its shareholders as such, or make any loan of assets to its shareholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, or otherwise acquire for value any stock of Purchaser, except that Purchaser may:

(A) declare and deliver dividends and loans payable only in capital stock of Purchaser;

(B) purchase, redeem, retire, or otherwise acquire shares of its capital stock with the proceeds received from a substantially concurrent issue of new shares of its capital stock; and

(C) so long as either (i) no Event of Default has occurred and is continuing or (ii) the amount paid by Purchaser does not exceed $500,000 in cash or value per year, repurchase unvested stock from any of Purchaser’s employees, directors or consultants upon the termination of service of such person or repurchase shares in connection with Purchaser’s stock option or compensation plans.

(ii) Purchaser will not permit any Subsidiary of Purchaser to grant or otherwise agree to or suffer to exist any consensual restrictions on the ability of such Subsidiary to pay dividends and make other distributions to Purchaser, or to pay any Indebtedness owed to Purchaser or transfer properties and assets to Purchaser.

(iii) No Subsidiary shall purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding.

(f) Transactions with Related Parties. Purchaser will not (absent InterMune’s prior written consent), and will not (absent InterMune’s prior written consent) permit any of its Subsidiaries to, enter into any transaction, including the purchase, sale or exchange of property or the rendering of any services, with any Affiliate, any officer or director thereof or any Person that beneficially owns or holds 5% or more of the equity securities, or 5% or more of the equity interest, thereof (a “Related Party”), or enter into, assume or suffer to exist, or permit any Subsidiary to enter into, assume or suffer to exist, any employment or consulting contract with any Related Party, except a transaction or contract that is in the ordinary course of Purchaser’s or such Subsidiary’s business and that is upon fair and reasonable terms not less favorable to Purchaser or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not a Related Party; provided, however, that nothing in this subsection shall prohibit any transactions (i) between Purchaser and its wholly owned Subsidiaries or the Canadian Subsidiary or between Purchaser’s wholly owned Subsidiaries and the Canadian Subsidiary; provided, that no such transaction materially impairs InterMune’s rights in and to the Collateral under the Acquisition Documents, (ii) between Purchaser and InterMune, or (iii) between Purchaser or its Subsidiaries and their existing stockholders in connection with the Investor Convertible Notes, the Preferred Equity Financing or any Subsequent Equity Financing.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. Any of the following events that shall occur shall constitute an “Event of Default” once any specified cure period (if any) has passed:

(a) Covenants that are Curable Within Ten (10) Calendar Days.

(i) Payments. The failure of Purchaser to pay when due or in the appropriate currency any amount of principal of, or interest on, the Acquisition Note or the failure to pay any other amount payable under any of the Acquisition Documents, including without limitation all payment obligations under the Asset Purchase Agreement (including, without limitation, the payment obligations relating to the purchase of inventory as set forth in Section 4.02 of the Asset Purchase Agreement, and for indemnification if the indemnity obligation has been liquidated), if the same shall not be cured within ten (10) calendar days of their due date, shall constitute an Event of Default.

(ii) Other Covenants. Breaches of the covenants set forth in the following Sections shall become Events of Default once ten (10) days have passed from their occurrence without the same having been cured:

Sections of this Agreement	Short Name

Section 5.02(f)	“Protection of Collateral”
Section 5.02(i)	“Composition of Board of Directors”
Section 5.02(k)	“Additional Security Documents”

Other Acquisition Documents

Any section of the Security Agreement
Any section of the Patent and Trademark Security Agreement
Any section of the Patent and Trademark Security Agreement

(b) Covenants that are Curable Within Thirty (30) Calendar Days. Breaches of the covenants set forth in the following Sections shall become Events of Default once thirty (30) days have passed from their occurrence without the same having been cured:

Sections of this Agreement	Short Name

5.01	“Reporting Covenants” (provided that a breach of Section 5.01(c)(iv) shall not constitute a default or Event of Default)
5.02(a)(ii)	“Preservation of Existence, Etc.”
5.02(b)	“Payment of Taxes”
5.02(c)	“Maintenance of Insurance”
5.02(d)	“Inspection Rights”
5.02(e)	“Compliance With Laws, Etc.”
5.02(g)	“Affiliate Security Agreement”
5.02(h)	“Further Assurances and Additional Acts”
5.03(f)	“Transactions With Related Parties”

(c) Covenants that are Not Curable. The occurrence of any of the following shall become Events of Default immediately upon their occurrence:

Sections of this Agreement	Short Name

5.02(j)	“Preferred Equity Financing”
5.02(a)(i)	“Preservation of Existence, Etc.”
5.03(a)	“Indebtedness”
5.03(b)	“Change in Nature of Business”
5.03(c)	“Restrictions on Fundamental Changes”
5.03(d)	“Sales of Collateral”
5.03(e)	“Distributions”

(d) Levy. Notwithstanding anything to the contrary contained above regarding the ability to cure defaults, should any levy upon, seizure or attachment of any of the Collateral in the amount of at least $1,000,000 which shall not have been rescinded or withdrawn within 10 calendar days occur, including on account of any liens or tax claims listed in Section 5.03(b), it shall then constitute an Event of Default after the tenth day if no cure is effected.

(e) Insolvency. (i) Purchaser or any of its Subsidiaries shall (A) admit in writing its inability to, or shall fail generally or be generally unable to, pay its debts (including its payrolls) as such debts become due, (B) make a general assignment for the benefit of creditors, (C) be dissolved, liquidated, wound up or cease its corporate existence; or (ii) Purchaser or any Subsidiary (A) shall file a voluntary petition in bankruptcy or a petition or answer seeking reorganization, to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act of 1978 (the “Bankruptcy Code”) or under any other state or federal law relating to bankruptcy or reorganization granting relief to debtors, whether now or hereafter in effect, or (B) shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed against Purchaser or any Subsidiary pursuant to the Bankruptcy Code or any such other state or federal law; or (iii) Purchaser or any Subsidiary shall be adjudicated a bankrupt, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any custodian, receiver or trustee for all or any substantial part of Purchaser’s or any Subsidiary’s property, or shall take any action to authorize any of the actions or events set forth above in this subsection; or (iv) an involuntary petition seeking any of the relief specified in this subsection shall be filed against Purchaser or any Subsidiary and shall not have been dismissed with forty-five (45) days of the filing of the petition; or (v) any order for relief shall be entered against Purchaser or any Subsidiary in any involuntary proceeding under the Bankruptcy Code or any such other state or federal law referred to in this subsection.

(f) Dissolution, Etc. Other than in the case of a Liquidity Event, Purchaser or any of its Subsidiaries shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), (ii) suspend its operations other than in the ordinary course of business, or (iii) take any corporate action to authorize any of the actions or events set forth above in this subsection (f).

(g) Default Under Other Indebtedness. Purchaser or any of its Subsidiaries shall:

(i) fail to make any payment of any principal of, or interest or premium on, any Indebtedness (other than in respect of the Acquisition Note) in an aggregate principal amount outstanding of at least $500,000 (or its equivalent in another currency) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness as of the date of such failure, provided that so long as such Indebtedness or the non-payment thereof is being diligently contested in good faith by Purchaser, no Event of Default shall be triggered unless the party claiming that Purchaser has defaulted exercises some right or remedy or takes some action that would otherwise be a Default or Event of Default under any of the Acquisition Documents; or

(ii) have any Indebtedness in an aggregate principal amount outstanding of at least $500,000 be declared to be immediately due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(h) Judgments.

(i) final, non-appealable judgment or order for the payment of money, where the portion payable by Purchaser (or any Subsidiary) and not a third-party insurance carrier is in excess of $1,000,000 shall be rendered against Purchaser or any of its Subsidiaries (or its equivalent in another currency); or

(ii) any non-monetary judgment or court order shall be rendered against Purchaser or any Subsidiary that has or could be reasonably expected to have a Material Adverse Effect;

and in each case there shall be any period of thirty (30) consecutive days during which such judgment continues unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(i) Collateral Documents. It shall be an immediate Event of Default hereunder and not susceptible of cure should any of the Collateral Documents after delivery thereof for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than due to an action or inaction that was solely the fault of InterMune, and not the consequence of some other default or breach of Purchaser under any of the Acquisition Documents), or Purchaser or any other Person shall contest in any manner the validity or enforceability thereof, or Purchaser or any other Person shall deny that it has any further liability or obligation thereunder; or any of the Collateral Documents for any reason, except to the extent permitted by the terms thereof, shall cease to create a valid and perfected first priority Lien subject only to Permitted Liens in any of the Collateral purported to be covered thereby (other than due to an action or inaction that was solely the fault of InterMune, and not the consequence of some other default or breach of Purchaser under any of the Acquisition Documents).

(j) Violation of Regulations, Etc. Notwithstanding anything to the contrary in this Agreement, and despite any representation, warranty and covenant to the contrary set forth herein or in the other Acquisition Documents or the Disclosure Letter, in the event that Purchaser

(i) is in material violation of any law, rule, regulation, order, judgment, decree or the like reasonably expected to be binding on or affecting Purchaser;

(ii) lacks any authorization, consent, approval, license, exemption of, or filing or registration with, any governmental agency or authority that is material to the Purchaser, or

(iii) lacks any material Permits, free from burdensome restrictions, that are necessary for the ownership, maintenance or operation of Purchaser’s business,

then so long as any of the same, (A) if known on the Closing Date, have been disclosed in the Disclosure Letter, and/or (B) if not known on the Closing Date, are promptly disclosed to InterMune once Purchaser has notice thereof, Purchaser shall have 120 days from the date Purchaser learns (or should have learned) that the foregoing events have caused or can reasonably be expected to cause a Material Adverse Effect within which to effectuate a cure and reverse the Material Adverse Effect, thereby postponing the occurrence of an Event of Default until such 120th day (if no cure is effected), notwithstanding that Purchaser may be in breach of the covenants contained in any of Sections 5.02(a)(ii) and/or 5.02(e) or any similar covenants relating to the matters referred to in subsections (i), (ii), or (iii) of this Section 6.01(j).

(k) Amendment of Investor Convertible Notes. It shall be an immediate Event of Default if the Investor Convertible Notes are amended in a manner that materially and adversely affects InterMune, except if InterMune shall have consented in advance and in writing to such amendment.

SECTION 6.02 Effect of Event of Default. If any Event of Default shall occur, InterMune may (i) by notice to Purchaser, (A) declare its commitment to accept the Acquisition Note in place of the Acquisition Installment Payments to be terminated, upon which declaration such commitment to accept the Acquisition Note shall forthwith terminate, and/or (B) declare the entire unpaid outstanding principal amount of the Acquisition Note and all interest accrued and unpaid on the foregoing and all other Obligations to be forthwith due and payable, whereupon the Acquisition Note and all such accrued interest shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Purchaser; provided that if an event described in Section 6.01(f) or (g) shall occur, the result of which would otherwise occur only upon giving of notice by InterMune to Purchaser as specified in this clause (i) shall occur automatically, without the giving of any such notice; and (ii) whether or not the actions referred to in clause (i) have been taken, (A) exercise any or all of InterMune’s rights and remedies under the Collateral Documents, and (B) proceed to enforce all other rights and remedies available to InterMune under the Acquisition Documents and applicable law; and provided, further, that if an Event of Default occurs because of a breach of the covenant set forth in Section 5.02(j) and InterMune elects to exercise its rights to the Collateral under Section 6 the Security Agreement, all obligations, whether outstanding or potentially arising in the future, owed to InterMune by Purchaser under the Acquisition Note shall immediately be released and terminated.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01 Amendments and Waivers. No amendment to any provision of the Acquisition Documents shall be effective unless it is in writing and has been signed by InterMune and Purchaser, and no waiver of any provision of any Acquisition Document, or consent to any departure by Purchaser therefrom, shall be effective unless it is in writing and has been signed by InterMune. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.02 Notices. All notices and other communications provided for hereunder and under the other Acquisition Documents shall, unless otherwise stated herein, be in writing (including by facsimile transmission) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses or facsimile numbers set forth below their names on the signature pages hereof, or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other party hereto. All such notices and communications shall be effective (i) if delivered by hand, when delivered; (ii) if sent by mail, upon the earlier of the date of receipt or five Business Days after deposit in the mail, first class, postage prepaid; and (iii) if sent by facsimile transmission, when sent; provided, however, that notices and communications to InterMune pursuant to Article II shall not be effective until received.

SECTION 7.03 No Waiver; Cumulative Remedies. No failure on the part of InterMune to exercise, and no delay in exercising, any right, remedy, power or privilege under any Acquisition Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under the Acquisition Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to InterMune.

SECTION 7.04 Costs and Expenses; Indemnity.

(a) Costs and Expenses. Purchaser agrees to pay on demand all costs and expenses of InterMune and its Affiliates, and fees and disbursements of counsel, in connection with (A) any Default, (B) the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Acquisition Documents (excluding the Asset Purchase Agreement because the cost and expense provisions contained therein shall govern the Asset Purchase Agreement), and (C) any out-of-court workout or other refinancing or restructuring or any bankruptcy or insolvency case or proceeding.

(b) Treatment of Tax Liabilities. Each of InterMune and Purchaser shall be responsible for paying its own sales, use, transfer and value added and other related taxes, if any, relating to this Agreement.

(c) Indemnification. Purchaser shall indemnify, reimburse, defend and hold harmless InterMune, its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each an “Indemnified Person”) from and against any and all Damages (as defined in the Asset Purchase Agreement) on the terms set forth in the Asset Purchase Agreement, under which Purchaser shall be considered “Buyer” and InterMune shall be considered “Seller.”

SECTION 7.05 Currency. The United States dollar is the currency of account and payment for each and every sum at any time due from Purchaser hereunder provided that each payment in respect of costs and expenses or Taxes shall be made in the currency in which the same were incurred.

SECTION 7.06 Survival. All covenants, agreements, representations and warranties made in any Acquisition Documents (excluding the Asset Purchase Agreement which shall not be governed or limited by this provision) shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement, the acceptance by InterMune of the Acquisition Note and the execution and delivery of the Acquisition Note, and shall continue in full force and effect so long as InterMune has any commitment to accept the Acquisition Note in place of any Acquisition Installment Payment from Purchaser, the Acquisition Note remains outstanding or any other Obligations remain unpaid or any obligation to perform any other act hereunder or under any other Acquisition Document remains unsatisfied. Without limiting the generality of the foregoing, the obligations of Purchaser under Section 7.04, and all similar obligations under the other Acquisition Documents (including all obligations to pay costs and expenses and all indemnity obligations, excluding the Asset Purchase Agreement which shall not be governed or limited by this provision), and all confidentiality obligations shall survive the repayment of the Acquisition Note and the termination of the commitment or InterMune to accept the Acquisition Note in place of any Acquisition Installment Payment.

SECTION 7.07 Benefits of Agreement. The Acquisition Documents are entered into for the sole protection and benefit of the parties hereto and thereto and their successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Acquisition Document.

SECTION 7.08 Binding Effect; Assignment. This Agreement shall become effective when it shall have been executed by Purchaser and InterMune and thereafter shall be binding upon, inure to the benefit of and be enforceable by Purchaser, InterMune and their respective successors and assigns. Purchaser shall not have the right to assign its rights and obligations hereunder or under the other Acquisition Documents or any interest herein or therein without the prior written consent of InterMune, which consent shall not be unreasonably withheld, other than the assignment in connection with a Liquidity Event of an obligation to issue an Acquisition Note. Any such purported assignment, transfer, hypothecation or other conveyance by Purchaser without the prior express written consent of InterMune shall be void. InterMune reserves the right to sell, assign, transfer or grant participations in all or any portion of InterMune’s rights and obligations hereunder and under the other Acquisition Documents to any other Person in accordance with Section 4.02(b). In the event of any such sale, assignment, transfer or grant (including of participation interests) by InterMune in accordance with Section 4.02(b) hereof, the assignee shall be deemed “InterMune” for all purposes of the Acquisition Documents with respect to the rights and obligations assigned to it, and the obligations of InterMune so assigned shall thereupon terminate. Purchaser shall, from time to time upon request of InterMune, enter into such amendments to the Acquisition Documents and execute and deliver such other documents as shall be necessary to effect any such sale, assignment, transfer or grant (including of participation interests). Purchaser agrees that in connection with any such sale, assignment, transfer or grant (including of participation interests), InterMune may deliver to the prospective participant, assignee, purchaser, transferee or grantee financial statements and other relevant information relating to Purchaser and its Subsidiaries. InterMune shall obtain from any such prospective participant, assignee, purchaser, transferee or grantee a confidentiality agreement in which such participant or assignee agrees to an obligation of confidentiality substantially similar to the terms of Section 7.09 of this Agreement and Section 12.01 of the Asset Purchase Agreement.

SECTION 7.09 Confidentiality.

(a) In addition to the restrictions contained in Section 7.12 of this Agreement, after the Closing Date no party to this Agreement (a “Disclosing Party”) shall, without the prior written consent of the other Party (the “Non-disclosing Party”), disclose to any Person and Confidential Information (as defined below) of the Non-disclosing party, except to a Disclosing Party’s employees or representatives who need to know such information in connection with the transactions contemplated hereby (and then only to the extent that such persons are under an obligation to maintain the confidentiality of the Confidential Information) or use any Confidential Information of the Non-disclosing Party for any reason other than contemplated by this Agreement unless such Disclosing Party has used its best efforts to (i) consult with the Non-disclosing Party and obtain the Non-disclosing Party’s prior written consent in a timely manner, and (ii) the Disclosing Party has been advised by counsel that disclosure is required to be made under applicable law or the requirements of a national securities exchange or another similar regulatory body. In the event that the Disclosing Party is requested or required by documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any Confidential Information, the Disclosing Party shall provide the Non-disclosing Party with prompt notice of such request or demands or other similar process so that the Non-disclosing Party may seek an appropriate protective order or, if such request, demand or other similar process is mandatory, waive the Disclosing Party’s compliance with the provisions of this Section 7.09(a) as appropriate.

(b) The term “Confidential Information” as used in this Section 7.09 means (i) as to Purchaser, the provisions and terms of this Agreement and the other Acquisition Documents, as well as all confidential information relating to Purchaser’s business, and the Purchased Assets, and the Assumed Liabilities (as defined in the Asset Purchase Agreement), and (ii) as to InterMune, the provisions and terms of this Agreement and the other Acquisition Documents, all confidential information relating to the Business (as defined in the Asset Purchase Agreement) other than information related solely to the business and operations of InterMune and its Affiliates, including the Excluded Assets and the Excluded Liabilities (as those terms are defined in the Asset Purchase Agreement) or other obligations other than the Assumed Liabilities, in each of (i) and (ii) whether disclosed prior to or after the date hereof. The term “Confidential Information” does not include information that becomes generally available to the public other than as a result of disclosure by the Disclosing Party, or becomes available to the Disclosing Party on a non-confidential basis from a source other than the Non-disclosing Party, provided that such source is not bound by a confidentiality agreement with the Non-disclosing Party.

SECTION 7.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

SECTION 7.11 Public Announcements. Neither Purchaser, InterMune nor any of their respective Affiliates shall issue any press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable law upon the advice of counsel and only if the disclosing Party provides the non-disclosing Party with an opportunity to first review the release or other public announcement.

SECTION 7.12 Entire Agreement. The Acquisition Documents reflect the entire agreement between Purchaser and InterMune with respect to the matters set forth herein and therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

SECTION 7.13 Severability. Whenever possible, each provision of the Acquisition Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of any of the Acquisition Documents shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Acquisition Document, or the validity or effectiveness of such provision in any other jurisdiction.

SECTION 7.14 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

PURCHASER

TARGANTA THERAPEUTICS CORPORATION, a Delaware corporation

By:	/s/ Pierre Etienne
Name: Pierre Etienne
Title: President and Chief Executive Officer

7170 Frederick Banting 2nd Floor St. Laurent, QC H4S 2A1 Attention: President Facsimile: (514) 332-6033

INTERMUNE

By:	/s/ Thomas Kassberg
Name: Thomas Kassberg
Title: Senior Vice President, Business Development

3280 Bayshore Blvd. Brisbane, California 94005 Attention: General Counsel Facsimile: (415) 466-2300

[Signature Page to Note Issuance Agreement]